Index supplement to underlying supplement no. 9 - I dated July 30, 2021 and the prospectus and prospectus supplement, each dated April 8, 2020 Registration Statement Nos. 333 - 236659 and 333 - 236659 - 01 Dated August 11, 2021 Rule 424(b)(3) August 2021 Investing in the notes involves a number of risks. See “Selected risks associated with the Index” beginning on page 11 of this document, “Risk Factors” in the relevant product supplement and underlying supplement and “Selected Risk Considerations” in the relevant pric ing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes o r p assed upon the accuracy or the adequacy of this document or the accompanying pricing supplement, product supplement, underlying supplement, prospectus s upp lement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agenc y a nd are not obligations of, or guaranteed by, a bank. J.P. Morgan Kronos US Equity (JPUSKRSE) Excess Return Index

IMPORTANT INFORMATION The information contained in this document is for discussion purposes only . Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicative returns, performance or results, whether historical or hypothetical, will be achieved . All information herein is subject to change without notice, however, J . P . Morgan undertakes no duty to update this information . In the event of any inconsistency between the information presented herein and any offering document, the offering document shall govern . USE OF HYPOTHETICAL BACKTESTED RETURNS Any backtested historical performance and weighting information included herein is hypothetical . The constituent may not have traded in the manner shown in the hypothetical backtest of the Index included herein, and no representation is being made that the Index will achieve similar performance . There are frequently significant differences between hypothetical backtested performance and actual subsequent performance . The results obtained from backtesting information should not be considered indicative of the actual results that might be obtained from an investment in notes referencing the Index . J . P . Morgan provides no assurance or guarantee that notes linked to the Index will operate or would have operated in the past in a manner consistent with these materials . The hypothetical historical levels presented herein have not been verified by an independent third party, and such hypothetical historical levels have inherent limitations . Alternative simulations, techniques, modeling or assumptions might produce significantly different results and prove to be more appropriate . Actual results will vary, perhaps materially, from the hypothetical backtested returns and allocations presented in this document . HISTORICAL AND BACKTESTED PERFORMANCE AND ALLOCATIONS ARE NOT INDICATIVE OF FUTURE RESULTS . Investment suitability must be determined individually for each investor, and investments linked to the Index may not be suitable for all investors . This material is not a product of J . P . Morgan Research Departments . Copyright © 2021 JPMorgan Chase & Co . All rights reserved . For additional regulatory disclosures, please consult : www . jpmorgan . com/disclosures . Information contained on this website is not incorporated by reference in, and should not be considered part of, this document .

Executive summary • The J.P. Morgan Kronos US Equity (JPUSKRSE) Excess Return Index (“the Index”) attempts to provide a dynamic exposure to the S&P 500 ® Price Index (“the S&P 500”) based on the following principles : • The Index does not reflect the reinvestment of dividends and is subject to a daily deduction of 0.35% per annum index fee and, when long exposure is provided, a notional financing cost, as well as a deduction equal to any dividends on the underlying components of the S&P 500 ® Price Index J.P . Morgan Kronos US Equity (JPUSKRSE) Excess Return Index Strong historical performance around the turn of the month Historical price momentum ahead of index options’ expiry Historical mean reversion at month - end 1 Note: Past performance is no guarantee of future performance. There can be no assurance that any strong performance, momentum , o r mean - reversion will be observed regularly or at all in the future on the monthly cycle indicated by the Index

Performance of the J.P . Morgan Kronos US Equity (JPUSKRSE) Excess Return Index over a 30Y + horizon Index Annualized return Annualized volatility Maximum drawdown J.P. Morgan Kronos US Equity (JPUSKRSE) Excess Return Index 2.08% 6.70% - 41.02% Hypothetical backtested and actual performance 50 70 90 110 130 150 170 190 210 230 250 1988 1990 1992 1994 1996 1998 2000 2002 2004 2006 2008 2010 2012 2014 2016 2018 2020 Live J.P. Morgan Kronos US Equity (JPUSKRSE) Excess Return Index Hypothetical backtested and actual performance (Jan 1988 – Jul 2021) Hypothetical backtested and actual performance statistics (Jan 1988 – Jul 2021 ) 2 Source: J.P. Morgan. Historical performance measures for the Index represent hypothetical backtested performance using the ac tua l performance of the S&P 500 ® Price Return Index and any dividends on its underlying components from December 21, 1987 through June 11 , 2021 and the actual performance of the Index thereafter. PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS . Please see “Use of hypothetical backtested returns” at the front of this document for further information related to backte sti ng including a discussion of certain limitation of backtesting and simulated returns .

J.P. Morgan Kronos family Chronology J.P. Morgan launches initial J.P. Morgan Kronos U.S. Equity Aggregate Index (Series 1) (USD) J.P. Morgan launches the J.P. Morgan Kronos U.S. Equity Aggregate Index (Series 2) (USD), adding turn - of - month effect J.P. Morgan launches fund in Japan linked to the J.P. Morgan Kronos JPY Index (Series 1) J.P. Morgan launches J.P. Morgan Kronos+ ℠ Index in U.S. structured investments market Jun 2013 Sep 2015 Nov 2019 Dec 2020 J.P. Morgan Kronos family timeline 3 J.P. Morgan launches J.P. Morgan Kronos US Equity (JPUSKRSP) Index and J.P. Morgan Kronos US Equity (JPUSKRSE) Excess Return Index June 2021

The turn - of - month effect • Historically, the S&P 500’s performance has been better the first few and last few days of the month than for the rest. Some hav e attributed this to: • month - end portfolio adjustments by institutions • distributions from pensions and other retirement accounts that are immediately reinvested • monthly investments by retail mutual fund investors through Systematic Investment Plans • However, other factors may be responsible for this effect — there can be no assurance that any factor will persist or cause this effect in the future Index design principles Historical return statistics by day - of - month for the S&P 500 ® Price Index (Jul 1954 – Dec 2020) First 4 trading days of the month Middle of the month Last 2 trading days of the month Annualized return 25.0% 1.9% 19.7% % of daily returns that are positive 56% 52% 54% Source: J.P. Morgan. Historical performance measures for the Index represent hypothetical backtested performance using the actual performance of the S&P 500 ® Price Return Index and any dividends on its underlying components from December 21, 1987 through December 31, 2020 . PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS . 4

Momentum into monthly options expiry Source: J.P. Morgan. “Average daily returns for months in which the momentum signal was positive ” are compound average daily returns of the S&P 500 ® Price Index on the specified days in months in which the S&P 500 ® Price Index return during the period from the trading day following the prior options expiry to the 4 th trading day prior to the options expiry (the “relevant period”) is positive; “Average daily returns for months in which the momentum signal was negative” are compound average daily returns of the S&P 500 ® Price Index on the specified days in months in which the S&P 500 ® Price Index return during the period from the trading day following the prior options expiry to the 4 th trading day prior to the options expiry (the “relevant period”) is negative. 1 Specifically, the least - squares regression from July 1983 to July 2021 of the trailing 4 - trading day return as of the Monday following the third (3rd) Friday of the month (or if such Monday is a holiday , the prior trading day) against the return from the Monday following the third (3rd) Friday of the prior month to the trading day tha t is 5 trading days before the Monday following the third (3rd) Friday, has a slope of 11% and an intercept of 0%. Hypothetical or simulated performance results have certain inherent limitations. No representa tio n is made that profits or losses similar to those which may be shown herein will be achieved. PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS . It is not possible to invest directly in an Index. 5 0.10% 0.09% 0.03% - 0.09% - 0.20% - 0.06% - 0.09% - 0.22% -0.25% -0.20% -0.15% -0.10% -0.05% 0.00% 0.05% 0.10% 0.15% 2 days before 1 day before Options expiry 1 day after Average daily returns for months in which the momentum signal was positive Average daily returns for months in which the momentum signal was negative • Historically, the S&P 500’s return has exhibited momentum in the third week of the month (prior to the scheduled monthly opti ons expiry): this week’s return is on average approximately 11% of the return in the prior three weeks 1 • Since this effect is only visible in the data since 1983, when the CBOE first listed S&P 500 ® index options, some have theorized this could be due to systematic call overwriting • However, other factors may be responsible for this effect — there can be no assurance that any factor will persist or cause this effect in the future. S&P 500 ® Index compound average return on days near monthly options expiry dates (Jul 1983 – Jul 2021)

Mean reversion into month - end • Historically, the S&P 500’s return has exhibited mean reversion in the last week of the month: this week’s return is on average approximately - 12% of the return in the prior weeks 2 • Some theories speculate this might be due to month - end rebalancing flows from institutional investors targeting fixed portfolio weights • However, other factors may be responsible for this effect — there can be no assurance that any factor will persist or cause this effect in the future Index design principles 2 Specifically, the least - squares regression from July 1954 to December 2020 of the trailing 6 - trading day return as of month - end against the return from the prior month - end to the trading day that is 6 trading days before month - end, has a slope of - 12% and an intercept of 0%. 6 S&P 500 closing price is lower S&P 500 closing price is higher - 50 % short S&P 500 50 % long S&P 500 S&P 500 closing price on the prior month - end

Index construction J.P. Morgan Kronos US Equity (JPUSKRSE) Excess Return Index Month - end • Six trading days before the last trading day of the month, if the prior day’s S&P 500 level is: • Above its closing price on the prior month - end, then the Index allocates - 50 % short exposure to the S&P 500 until 2 days prior to month - end, then provides 0% exposure (i.e., uninvested) to the S&P 500 (due to overlap with the turn - of - month) • Below its closing price on the prior month - end, the Index provides a 50 % long exposure to the S&P 500 • At month - end, the Index rebalances into (or maintains) its 50 % start - of - month allocation Turn - of - month • For the first 4 trading days of each month, the Index provides a 50 % long exposure to the S&P 500 Options expiry • Three trading days before the 3 rd Friday of the month (the customary monthly S&P 500 index options expiry), if the prior day’s S&P 500 level is: • Above its last closing price after the prior expiry, then the Index provides a 50 % long exposure to the S&P 500 until the first trading day after the 3 rd Friday of the month • Below its last closing price after the prior expiry, then the Index allocates to - 50 % short exposure to the S&P 500 • The Index reverts this allocation on the first trading day following such 3 rd Friday Rest of the month • Otherwise, the Index provides 0% (i.e., uninvested) exposure to the S&P 500 7 • The Index is subject to a daily deduction of 0.35% per annum index fee, as well as a deduction equal to any dividends on the underlying components of the S&P 500, even when the Index provides 0% exposure (i.e., uninvested) to the S&P 500. The notional financing cost is deducted only wh en 50% long exposure is provided

Example Month – Index Construction 8 Source: J.P. Morgan. Historical performance measures for the Index represent hypothetical backtested performance using the ac tua l performance of the S&P 500 ® Price Return Index and any dividends on its underlying components from March 1, 2021 through March 31, 2021. PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS . Please see “Use of hypothetical backtested returns” at the front of this document for further information related to backtesting includi ng a discussion of certain limitation of backtesting and simulated returns. -1 0 0 0 0 0 0 0 0 0 1 85 90 95 100 105 110 115 3/1 3/2 3/3 3/4 3/5 3/8 3/9 3/10 3/11 3/12 3/15 3/16 3/17 3/18 3/19 3/22 3/23 3/24 3/25 3/26 3/29 3/30 3/31 J.P. Morgan Kronos US Equity (JPUSKRSE) Excess Return Index exposure S&P 500® Price Index J.P. Morgan Kronos US Equity (JPUSKRSE) Excess Return Index Mean reversion: SPX price above previous month’s close , - 50 % market exposure Momentum: SPX price above previous month’s option expiry, 50 % market exposure Turn - of - month: 50 % exposure 0% Market Exposure 50 % Market Exposure - 50 % Market Exposure Historical Backtested Exposure (March 2021)

Index performance compared with the S&P 500 ® Index (from 2000 onwards) Index 1Y ann. 3Y ann. 5Y ann. 10Y ann. 20Y ann. J.P. Morgan Kronos US Equity (JPUSKRSE) Excess Return Index Return 6.90% 11.82% 7.48% 5.11% 4.73% Volatility 5.86% 7.94% 6.67% 6.27% 7.24% Hypothetical backtested and actual performance Hypothetical backtested and actual performance (Jan 2000 – Jul 2021) Hypothetical backtested and actual performance statistics (Jul 2001 – Jul 2021 ) Source: J.P. Morgan. Historical performance measures for the Index represent hypothetical backtested performance using the ac tua l performance of the S&P 500 ® Price Return Index and any dividends on its underlying components from December 21, 1987 through June 11, 2021 and actual index performance thereafter. Volatility is defined as the annualized standard deviation of daily logarithmic returns over the time period above. PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS . Please see “Use of hypothetical backtested returns” at the front of this document for further information related to backtesting including a discussion of certain limitation of bac ktesting and simulated returns. 9 30 55 80 105 130 155 180 205 230 255 280 305 330 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 Live J.P. Morgan Kronos US Equity (JPUSKRSE) Excess Return Index S&P 500 Index

Index performance (since 2000) Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Year 2000 - 4.52% 3.42% 4.99% - 0.22% - 3.33% 1.63% 0.71% 1.30% 0.14% - 0.68% 0.09% 1.49% 4.76% 2001 - 1.64% - 0.75% 3.45% 1.17% 4.66% 1.81% 0.24% - 2.59% 1.86% 1.18% 3.52% 0.44% 13.89% 2002 1.87% - 0.80% 3.00% - 1.55% - 0.23% - 0.64% 11.70% 2.93% - 0.90% 0.73% 0.99% - 3.08% 14.11% 2003 - 1.95% 0.06% 0.11% 1.84% - 2.02% 0.18% 0.22% - 0.58% 1.44% 0.79% 0.03% 0.41% 0.48% 2004 1.97% - 0.86% 2.44% - 0.36% 1.36% - 0.13% - 0.30% - 1.43% 0.47% 1.75% 0.71% - 0.02% 5.66% 2005 0.77% - 0.40% 0.32% 1.59% 0.95% 1.06% - 0.35% - 0.06% 0.99% - 1.45% 1.19% 0.27% 4.94% 2006 - 0.24% - 1.36% - 0.05% 0.50% 1.23% - 0.15% 0.08% - 0.17% - 0.97% 0.92% 0.58% 0.50% 0.85% 2007 - 0.46% 0.92% - 0.78% 0.62% 1.50% - 2.51% 3.14% - 0.48% - 1.21% 0.18% 2.61% 1.04% 4.51% 2008 2.03% - 2.65% - 4.24% - 1.10% 1.75% - 0.34% - 3.67% 0.01% - 3.20% - 1.12% 1.89% - 3.64% - 13.65% 2009 3.81% - 2.66% - 0.62% 0.91% 3.04% - 1.44% 0.25% 1.78% 0.58% 3.21% 0.28% 0.20% 9.51% 2010 2.55% - 1.24% 0.97% 1.15% 0.15% - 0.48% 1.81% - 1.18% 2.21% 1.22% 2.60% 1.81% 12.09% 2011 - 0.28% 1.54% 0.03% 1.13% - 0.69% - 0.75% 2.23% 1.33% 0.39% - 1.09% 4.57% - 0.02% 8.57% 2012 1.51% 1.17% - 0.97% 1.05% - 1.01% - 1.02% - 2.22% 0.44% 1.78% 1.25% 0.70% - 0.12% 2.49% 2013 1.34% 1.07% 0.53% 0.28% 1.03% 2.55% 1.42% 0.76% 0.74% 0.73% 0.20% - 2.44% 8.44% 2014 - 1.80% - 0.66% 0.37% - 1.35% - 0.10% 0.93% 0.72% - 1.69% 0.09% 0.66% 0.05% - 3.05% - 5.75% 2015 - 2.56% 1.24% 0.03% - 0.20% 0.38% - 0.60% - 0.32% 4.37% - 2.33% 1.22% 0.92% 0.74% 2.72% 2016 0.71% - 1.86% 2.31% - 0.85% 0.41% 0.62% 0.13% - 0.26% - 0.32% - 0.95% - 0.95% 0.25% - 0.81% 2017 - 0.01% 0.27% 0.57% - 0.34% 0.04% 0.33% 0.01% 1.14% - 0.28% 0.29% - 0.46% - 0.08% 1.46% 2018 1.92% - 3.54% 0.94% 1.01% 1.04% 1.75% 0.33% - 0.37% - 0.02% 0.07% 3.18% 2.25% 8.74% 2019 1.07% 0.70% 1.18% 0.11% - 2.44% 2.64% 0.07% - 1.82% 0.70% - 1.26% 0.35% - 0.37% 0.81% 2020 1.29% 3.40% 15.02% - 0.19% - 1.00% 2.58% 1.07% 0.31% 1.26% 1.23% 2.32% 0.37% 30.31% 2021 1.80% 1.06% - 1.77% 0.90% 0.99% - 0.61% - 1.08% 1.25% Hypothetical backtested and actual performance Hypothetical backtested and actual monthly and annual returns (Jan 2000 – Jul 2021 ) Source: J.P. Morgan. Historical performance measures for the Index represent hypothetical backtested performance using the ac tua l performance of the S&P 500 ® Price Return Index and any dividends on its underlying components from December 21, 1987 through June 11, 2021 and actual index performance thereafter. PAST PERFORMANCE AND BACKTESTED PERFORMANCE ARE NOT INDICATIVE OF FUTURE RESULTS . Please see “Use of hypothetical backtested returns” at the front of this document for further information related to backte sti ng including a discussion of certain limitation of backtesting and simulated returns. 10

Selected risks associated with the Index Our affiliate, J.P. Morgan Securities plc (“JPMS plc”), is the sponsor and calculation agent of the Index and may adjust the Ind ex in a way that affects its level — Policies and judgments for which JPMS plc is responsible could have an impact, positive or negative, on the level of the Inde x and the value of your investment. JPMS plc may have interests adverse to your interests as an investor in notes linked to the Index, and JPMS plc i s u nder no obligation to consider your interests. The level of the Index will include the deduction of a fee of 0.35% per annum and, in some circumstances, a notional financin g c ost based on the Effective Federal Funds Rate — This index fee and, when the exposure to the price performance of the S&P 500 Index (the “Constituent”) is long, the notional financing cost will be deducted daily. As a result of the deduction of this index fee and, when applicable, the notional fin anc ing cost, the level of the Index will trail the value of a hypothetical identically constituted synthetic portfolio from which no such fee or cost is deducted, ass umi ng that the rates underlying the notional financing cost remain positive . Dividends or other distributions on the equity securities underlying the Constituent will adversely affect the performance of th e Index — The performance of the Index will be reduced in respect of any dividends on the components of the Constituent. As a result, the lev el of the Index will trail the value of a hypothetical identically constituted notional portfolio that does not reflect the deduction of dividends. JPMorgan Chase & Co. is currently one of the companies that make up the Constituent — JPMC will not, however, have any obligation to consider your interests in taking any corporate action that might affect the level of the Constituent. There are risks associated with the Index’s turn - of - month strategy — No assurance can be given that the turn - of - the - month strategy will be successful or that it will outperform any alternative strategy. There are risks associated with the Index’s option expiry momentum strategy — No assurance can be given that the options expiry momentum strategy will be successful or that it will outperform any alternative strategy. There are risks associated with the Index’s mean reversion strategy — No assurance can be given that the month - end mean reversion strategy will be successful or that it will outperform any alternative strategy. The Index’s strategies are applied during only a portion of each month — Each of the Index’s strategies is implemented over only a limited number of days in a calendar month as described above. Outside of these limited number of days, the Index will track 100% of the performanc e o f the Constituent (subject to the deduction of the index fee) and will not benefit from the application of any strategy. The Index may underperform the Co nst ituent due to the limited application of the strategies along with the deduction of the index fee and, when applicable, the notional financing cost. 11

Selected risks associated with the Index The Index may be adversely affected by an overlap between its turn - of - the - month strategy and its month - end mean reversion strate gy — During the final two Index Business Days of each month, the turn - of - the - month strategy and the month - end mean revision strategy are both ap plicable, subject to a maximum exposure to the Constituent of 50%. As a result, the exposure to the Constituent may be higher or lower than would have been the case had only one of those strategies been applied and the performance of the Index may be worse than if only one strategy were applied or no m axi mum exposure limit were applied. The Index may be significantly uninvested — The level of the Constituent may decrease significantly while the exposure of the Index to the Constituent is ˗ 50%, but the Index will benefit from only 50% of any such decrease. Similarly , the level of the Constituent may increase significantly while the exposure of the Index to the Constituent is 50%, but the Index will benefit from only 50% of any such increase. The level of the Constituent may increase or decrease significantly while the exposure of the Index to the Constituent is 0%, but the Index will not benefit from any such increase or decrease. The index fee is deducted daily at a rate of 0.35% per annum, and any dividends on the components of the Constituent are deducted, even when the Index provides only no exposure to the price return of the Constituent. The Constituent of the Index may be replaced by a substitute index in certain extraordinary events — Changing a Constituent may affect the performance of the Index, and therefore, the return on an investment, as the replacement Constituent may perform significantly better or wor se than the original Constituent. The notional cash return will be negatively affected if the underlying interest rate is negative — If the Effective Federal Funds Rate becomes negative, when the exposure to the Constituent is 50%, the notional cash return will have a negative effect on the performance of the Index and therefore the value of the notes. Other key risks: • The Index, which was established on June 11, 2021, has a limited operating history and may perform in unanticipated ways. • The Index comprises notional assets and liabilities. There is no actual portfolio of assets to which any person is entitled o r i n which any person has any ownership interest. • The Index may not be successful or outperform any alternative strategy that might be employed in respect of the Constituents. • The Effective Federal Funds Rate is affected by a number of factors and may be volatile. • The method pursuant to which the Effective Federal Funds Rate is determined may change, and any such change may adversely aff ect the value of notes linked to the Index. The risks identified above are not exhaustive. You should also carefully review the related “Risk Factors” section in the rel eva nt product supplement and underlying supplement and the “Selected Risk Considerations” in the relevant pricing supplement. 12